UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: November 26, 2003



                               DIGITALTHINK, INC.

             (Exact name of Registrant as specified in its charter)

     DELAWARE                     000-28687                         94-3244366
  ---------------        -----------------------------          ----------------
  (State or other           (Commission File Number)            (I.R.S. Employer
  jurisdiction of                                               Identification
  incorporation)                                                Number)

                               601 BRANNAN STREET
                         SAN FRANCISCO, CALIFORNIA 94107
                    (Address of principal executive offices)

                                 (415) 625-4000
              (Registrant's telephone number, including area code)







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Item 5. Other Events

On November 14, 2003, DigitalThink filed a Form 8-K indicating that we had reached a tentative settlement with IP Learn to settle patent litigation. On November 24, 2003, DigitalThink, Inc. signed a settlement agreement with IP Learn to license IP Learn's technology and to settle the patent litigation in which IP Learn had alleged that DigitalThink infringed on certain IP Learn patents. Under the terms of the settlement, IP Learn agreed to release all claims covered by the lawsuit. In addition, IP Learn granted DigitalThink irrevocable licenses for the patents covered by the lawsuit. In exchange, DigitalThink agreed to pay approximately $700,000 in cash and issue 287,784 shares of common stock to IP Learn and to release IP Learn from all counterclaims covered by the lawsuit. The cash payment will be made over two years. The shares of stock will be issued as soon as practicable. DigitalThink and IP Learn agreed that the amicable resolution of this litigation would not constitute an admission or concession of liability or fault by either party. All other terms of the settlement agreement are confidential.

As this lawsuit had tentatively been settled prior to the filing of the September 30, 2003 Form 10-Q with the Securities and Exchange Commission, DigitalThink was required to record this expense for the quarter ended September 30, 2003. DigitalThink took a charge of approximately $1.6 million during the quarter ended September 30, 2003 representing the settlement amount and associated legal fees, which is reflected in the Form 10-Q filed on November 14, 2003 and discussed in the Form 8-K filed the same day.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:   November 26, 2003               DIGITALTHINK, INC.


                                         /s/  MICHAEL W. POPE
                                         -----------------------------------
                                         Michael W. Pope
                                         President and Chief Executive Officer